EXHIBIT 10.49

May 30, 1995


Mr. George A. Vandeman
1600 Waverly Road
San Marino, California  91108

Dear George:

I am pleased to offer you the position of Senior Vice President, General Counsel and Corporate Secretary. In the next meeting of the Board of Directors the Board will elect you as an officer of Amgen.

Your monthly salary will be $27,100. Amgen is prepared to offer you a five year adjustable rate loan up to $1.7 million, which will be secured by residential real estate. The 1995 rate on the loan is 4.9%. The rate is adjusted January 1st of each year based on the average "Introduction Rates" on adjustable loans as offered by California banks and savings & loans. The most the rate will change each year is 1% with a cap of 3% over the life of the initial loan. You will be required to make annual interest-only payments, with the principal amount due on or before the end of the five-year period. At the end of this period you may discuss with Amgen an option to convert to a fully amortized loan payable over an additional five-year period with terms agreed upon at that time. Following commencement of employment, you will be entitled to a signing bonus of $500,000. We will agree to pay this in installments of your choosing, payable in no more than three years with deferred amounts increased by a present value factor of 8% annual rate calculated on a 360 day basis. This signing bonus is subject to withholding as required by law. In addition, you will be eligible to participate in the Amgen Management Incentive Plan (MIP) with a target award of 61% of your base pay. During 1995 and 1996, you will be guaranteed a minimum MIP payment of $200,000 annual rate, prorated in 1995 from the start of your employment at Amgen until December 31, 1995, and for the full year in 1996. This plan is an annual plan with awards paid following the close of the year, usually by the end of February.

In addition, you will be granted the option to purchase 100,000 shares of Amgen common stock. All shares will be priced at 100% of the fair market value at the close of the stock market on your start date. The shares will be granted as Incentive Stock Options (ISO's) to the extent permitted by law, with the balance being issued as Non-Qualified (NQ's) stock options. If you choose, all of the options can be issued as NQ's. The options will have a seven year term and will vest over five years in equal annual installments of 20,000 shares commencing with your first anniversary. Amgen will guarantee that, calculated as if you had not sold any of the underlying stock, the then vested portion of the 100,000 share options will appreciate in value by at least $2,500,000 on at least one day on or before the fifth anniversary of your start date. Of course, Amgen will not guarantee that you will actually realize this profit if you do not sell all of the vested option shares on that date.

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You  will  also   have  the   opportunity  to   participate  in   our
comprehensive benefits program.   Materials  describing the  benefits
programs and other conditions which are applicable to our offer of employment are enclosed. Please note particularly the home selling and relocation benefits.

You have made an excellent impression on all of us. I am enthusiastic about the contributions you can make to our efforts to build upon the success of Amgen, and I believe that Amgen can provide you with attractive opportunities for personal achievement and growth.

Assuming your acceptance, please return a signed copy of this letter to Ed Garnett. I will review a draft of the press release with you before it is issued.

Sincerely yours,


/s/  Gordon M. Binder
Gordon M. Binder
Chairman and Chief Executive Officer


Accepted:


/s/  George A. Vandeman       June 1, 1995   July, 1995
------------------------      -------------  ----------------------
George A. Vandeman            Date           Anticipated State Date


cc:  Ed Garnett

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